Exhibit 99

Contact Info:    James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5614

Enterprise Bancorp, Inc. Announces Second Quarter 2019 Net Income of $7.8 Million

LOWELL, Mass., July 18, 2019 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (the "Company" or "Enterprise") (NASDAQ: EBTC), parent of Enterprise Bank, announced net income for the three months ended June 30, 2019 of $7.8 million, an increase of $189 thousand, or 2%, compared to the three months ended June 30, 2018. Diluted earnings per share were $0.66 for the three months ended June 30, 2019, an increase of 3%, compared to $0.64 for the three months ended June 30, 2018. Net income for the six months ended June 30, 2019 amounted to $16.5 million, an increase of $2.1 million, or 14%, compared to the six months ended June 30, 2018. Diluted earnings per share were $1.39 for the six months ended June 30, 2019, an increase of 13%, compared to $1.23 for the six months ended June 30, 2018.

As previously announced on July 16, 2019, the Company declared a quarterly dividend of $0.16 per share to be paid on September 3, 2019 to shareholders of record as of August 13, 2019.

Chief Executive Officer Jack Clancy commented, "Over the past twelve months, total assets, total loans, and customer deposits increased by 8%, 5%, and 14%, respectively, compared to June 30, 2018. The increase in customer deposits includes several relationships which, as of June 30, 2019, had large short-term balances. Loan and deposit growth, along with a reduction in the loan loss provision due to improved credit metrics compared to the six months ended June 30, 2018, were the key drivers to our earnings increase as compared to the same prior year-to-date period."

Mr. Clancy added, "The collective efforts and contributions of our dedicated Enterprise team, including active community involvement, relationship building, a customer-focused mindset, and ongoing enhancements to our leading-edge product and service offerings, continue to drive our growth. This includes operating from a sense of purpose to serve our fellow team members, customers and communities. Our top priority and focus has been, and always will be, ongoing investment in our greatest asset: our people. We also remain focused on organic growth and continually planning for and investing in our future with an emphasis on people, technology, digital transformation, branch transformation and consistent market expansion."

As announced in early June, Lexington, Massachusetts will be the site of a new branch; our twenty-fifth branch, which will be located at 76 Bedford Street, and is expected to open in late fall. Founder and Chairman of the Board George Duncan commented, "We are delighted to be establishing a presence in Lexington, a community rich in history and vibrant in culture that is home to a significant base of our customers. Lexington is a natural next step in the organic growth of our branch network that, coupled with our commitment to community and active civic engagement, has been integral to Enterprise Bank's success. We look forward to contributing to the success of our Lexington customers and the Lexington community."

Results of Operations

Net interest income for the three months ended June 30, 2019 amounted to $28.8 million, an increase of $1.6 million, or 6%, compared to the same period in 2018. Net interest income for the six months ended June 30, 2019 amounted to $56.9 million, an increase of $3.6 million, or 7%, compared to the six months ended June 30, 2018. The increase in net interest income was due largely to interest-earning asset growth, primarily in loans. Average loan balances increased $99.8 million for the three months ended June 30, 2019 and $99.3 million for the six months ended June 30, 2019, compared to the same respective 2018 period averages. Tax equivalent net interest margin ("Margin") was 3.96% for the three months ended June 30, 2019, compared to 4.03% for the three months ended June 30, 2018. Margin was 3.97% for the six months ended June 30, 2019, compared to 3.99% for the six months ended June 30, 2018.

For the three months ended June 30, 2019, the provision to the allowance for loan losses amounted to $955 thousand, compared to $300 thousand during the three months ended June 30, 2018. The increase in the provision in the second quarter of 2019 was due to the higher levels of: loan growth; reserves necessary for credit impaired and classified commercial relationships; and net charge-offs compared to the same three month period in 2018.

For the six months ended June 30, 2019, the provision to the allowance for loan losses was $555 thousand, compared to the provision of $1.9 million for the six months ended June 30, 2018. The decrease compared to the prior year was due primarily to generally improved credit metrics compared to the prior year period. The 2018 period was impacted by credit deterioration of several impaired and classified commercial relationships and the level of loan growth, primarily during the first quarter of that period.

Affecting the provision for loan losses for three and six month periods ended June 30, 2019 compared to the same periods in the prior year were:

•	The ratio of classified loans to total loans amounted to 2.37% at June 30, 2019, compared to 2.54% at June 30, 2018.

•
Loan growth for the six months ended June 30, 2019 was $26.6 million (predominantly in the second quarter of 2019), compared to $28.7 million during the six months ended June 30, 2018 (the majority in the first quarter of 2018).

•	Net charge-offs were $333 thousand for the three months ended June 30, 2019, compared to net charge-offs of $27 thousand for the three months ended June 30, 2018.

•	Net charge-offs were $53 thousand for the six months ended June 30, 2019, compared to net charge-offs of $18 thousand for the six months ended June 30, 2018.

•
After foreclosure proceedings in 2019, one previously classified commercial loan relationship was transferred to Other Real Estate Owned with a net carry value of $255 thousand as of June 30, 2019. The Company carried no OREO during 2018.

The allowance for loan losses to total loans ratio was 1.42% at both June 30, 2019 and December 31, 2018. At June 30, 2018, the ratio was 1.51%.
Non-interest income for the three months ended June 30, 2019 amounted to $4.0 million, an increase of $307 thousand, or 8%, compared to the three months ended June 30, 2018. Non-interest income for the six months ended June 30, 2019 amounted to $7.9 million, an increase of $352 thousand, or 5%, compared to the six months ended June 30, 2018. Non-interest income increased in 2019 primarily due to increases in deposit and interchange fees, net gains on sales of investments, and gains on fair value adjustments of equity securities, which is included in other income, partially offset by lower wealth management income.
Non-interest expense for the three months ended June 30, 2019 amounted to $21.8 million, an increase of $945 thousand, or 5%, compared to the three months ended June 30, 2018. For the six months ended June 30, 2019, non-interest expense amounted to $42.6 million, an increase of $2.3 million, or 6%, compared to the six months ended June 30, 2018. Increases in non-interest expense in 2019 primarily related to the Company's strategic growth initiatives, particularly salaries and employee benefits expenses.

Key Financial Highlights

▪
Total assets amounted to $3.17 billion at June 30, 2019, compared to $2.96 billion at December 31, 2018, an increase of $203.2 million, or 7%. Since March 31, 2019, total assets have increased $93.7 million, or 3%.

▪
Total loans amounted to $2.41 billion at June 30, 2019, compared to $2.39 billion at December 31, 2018, an increase of $26.6 million, or 1%. Since March 31, 2019, total loans have increased $29.5 million, or 1%.

▪
Customer deposits were $2.83 billion at June 30, 2019, compared to $2.51 billion at December 31, 2018, an increase of $322.1 million, or 13%. Since March 31, 2019, customer deposits have increased $104.5 million, or 4%. The Company did not have any brokered deposits at June 30, 2019.

▪
Investment assets under management amounted to $857.2 million at June 30, 2019, compared to $800.8 million at December 31, 2018, an increase of $56.4 million, or 7%. Since March 31, 2019, investment assets under management have increased $8.8 million, or 1%.

▪
Total assets under management amounted to $4.11 billion at June 30, 2019, compared to $3.85 billion at December 31, 2018, an increase of $257.0 million, or 7%. Since March 31, 2019, total assets under management have increased $99.0 million, or 2%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 119 consecutive profitable quarters. Enterprise Bank is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, digital banking options, and insurance services. Enterprise Bank also provides a range of wealth management, wealth services and trust services delivered via two channels, Enterprise Wealth Management and Enterprise Wealth Services. The Company's headquarters and Enterprise Bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Greater Merrimack Valley, Nashoba Valley, and North Central regions of Massachusetts and Southern New Hampshire (Southern Hillsborough and Rockingham counties). Enterprise Bank has 24 full-service branches located in the Massachusetts communities of Lowell (2), Acton, Andover, Billerica (2), Chelmsford (2), Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury (2), Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua (2), Pelham, Salem and Windham. The Company is also in the process of obtaining regulatory approvals to establish a branch office in Lexington, Massachusetts and anticipates that the office will open in the fall of 2019.

This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," "plan," and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed in, or implied by, the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, the receipt of required regulatory approvals, and changes in tax laws. For more information about these factors, please see our reports filed with or furnished to the Securities and Exchange Commission (the "SEC"), including our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Any forward-looking statements contained in this earnings release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	June 30, 2019	December 31, 2018	June 30, 2018
Assets
Cash and cash equivalents:
Cash and due from banks	$46,918	$43,865	$41,172
Interest-earning deposits	139,961	19,255	97,161
Total cash and cash equivalents	186,879	63,120	138,333
Investments:
Debt securities at fair value	465,944	431,473	421,225
Equity securities at fair value	2,428	1,448	949
Total investment securities at fair value	468,372	432,921	422,174
Federal Home Loan Bank stock	1,576	5,357	2,618
Loans held for sale	1,376	701	657
Loans, less allowance for loan losses of $34,351 at June 30, 2019, $33,849 at December 31, 2018, and $34,797 at June 30, 2018	2,379,751	2,353,657	2,263,798
Premises and equipment, net	39,575	37,588	37,999
Lease right-of-use asset	19,339	—	—
Accrued interest receivable	12,236	11,462	10,955
Deferred income taxes, net	8,711	11,747	13,223
Bank-owned life insurance	30,462	30,138	29,804
Prepaid income taxes	1,143	732	1,350
Prepaid expenses and other assets	12,442	11,279	7,396
Goodwill	5,656	5,656	5,656
Total assets	$3,167,518	$2,964,358	$2,933,963
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Customer deposits	$2,830,148	$2,507,999	$2,481,554
Brokered deposits	—	56,783	178,800
Total deposits	2,830,148	2,564,782	2,660,354
Borrowed funds	484	100,492	501
Subordinated debt	14,866	14,860	14,853
Lease liability	18,382	—	—
Accrued expenses and other liabilities	22,049	27,948	19,901
Accrued interest payable	962	979	777
Total liabilities	2,886,891	2,709,061	2,696,386
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock, $0.01 par value per share; 40,000,000 shares authorized; 11,806,008 shares issued and outstanding at June 30, 2019, 11,708,218 shares issued and outstanding at December 31, 2018, and 11,696,204 shares issued and outstanding at June 30, 2018	118	117	117
Additional paid-in capital	92,767	91,281	90,019
Retained earnings	177,880	165,183	154,094
Accumulated other comprehensive income (loss)	9,862	(1,284)	(6,653)
Total stockholders' equity	280,627	255,297	237,577
Total liabilities and stockholders' equity	$3,167,518	$2,964,358	$2,933,963

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
Interest and dividend income:
Loans and loans held for sale	$30,419	$27,527	$60,035	$53,677
Investment securities	3,285	2,606	6,507	5,093
Other interest-earning assets	597	187	1,056	321
Total interest and dividend income	34,301	30,320	67,598	59,091
Interest expense:
Deposits	5,292	2,837	9,998	5,073
Borrowed funds	—	34	279	326
Subordinated debt	231	231	459	459
Total interest expense	5,523	3,102	10,736	5,858
Net interest income	28,778	27,218	56,862	53,233
Provision for loan losses	955	300	555	1,900
Net interest income after provision for loan losses	27,823	26,918	56,307	51,333
Non-interest income:
Wealth management fees	1,371	1,418	2,670	2,826
Deposit and interchange fees	1,687	1,567	3,251	3,056
Income on bank-owned life insurance, net	162	170	324	338
Net gains on sales of investment securities	147	—	146	1
Gains on sales of loans	69	48	105	132
Other income	604	530	1,380	1,171
Total non-interest income	4,040	3,733	7,876	7,524
Non-interest expense:
Salaries and employee benefits	14,041	13,267	27,512	25,375
Occupancy and equipment expenses	2,096	2,037	4,308	4,194
Technology and telecommunications expenses	1,701	1,639	3,427	3,192
Advertising and public relations expenses	870	1,112	1,585	1,832
Audit, legal and other professional fees	438	419	861	926
Deposit insurance premiums	366	346	717	846
Supplies and postage expenses	262	266	486	498
Other operating expenses	1,979	1,722	3,707	3,392
Total non-interest expense	21,753	20,808	42,603	40,255
Income before income taxes	10,110	9,843	21,580	18,602
Provision for income taxes	2,347	2,269	5,121	4,203
Net income	$7,763	$7,574	$16,459	$14,399

Basic earnings per share	$0.66	$0.65	$1.40	$1.24
Diluted earnings per share	$0.66	$0.64	$1.39	$1.23

Basic weighted average common shares outstanding	11,798,942	11,687,182	11,764,901	11,658,046
Diluted weighted average common shares outstanding	11,834,507	11,764,411	11,808,833	11,733,391

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the six months ended	At or for the year ended	At or for the six months ended
(Dollars in thousands, except per share data)	June 30, 2019	December 31, 2018	June 30, 2018

BALANCE SHEET AND OTHER DATA
Total assets	$3,167,518	$2,964,358	$2,933,963
Loans serviced for others	86,677	89,232	92,465
Investment assets under management	857,187	800,751	848,181
Total assets under management	$4,111,382	$3,854,341	$3,874,609

Book value per share	$23.77	$21.80	$20.31
Dividends paid per common share	$0.32	$0.58	$0.29
Total capital to risk weighted assets	12.02%	11.77%	11.66%
Tier 1 capital to risk weighted assets	10.20%	9.93%	9.80%
Tier 1 capital to average assets	8.61%	8.56%	8.35%
Common equity tier 1 capital to risk weighted assets	10.20%	9.93%	9.80%
Allowance for loan losses to total loans	1.42%	1.42%	1.51%
Non-performing assets	$12,233	$11,784	$11,077
Non-performing assets to total assets	0.39%	0.40%	0.38%

INCOME STATEMENT DATA (annualized)
Return on average total assets	1.09%	1.00%	1.02%
Return on average stockholders' equity	12.50%	12.15%	12.51%
Net interest margin (tax equivalent)(1)	3.97%	3.97%	3.99%

(1) Tax equivalent net interest margin is net interest income adjusted for the tax equivalent effect associated with tax exempt loan and investment income, expressed as a percentage of average interest earning assets.